Exhibit 5.1

TELEPHONE: (03) 9635-1500 FACSIMILE: (03) 9654-2422 WWW.SULLCROM.COM	101 Collins Street Melbourne 3000 Australia SYDNEY BEIJING • HONG KONG • TOKYO LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS

September 12, 2024

Woodside Finance Limited,

Mia Yellagonga, 11 Mount Street ,

Perth, Western Australia 6000,

Australia.

Woodside Energy Group Ltd,

Mia Yellagonga, 11 Mount Street,

Perth, Western Australia 6000,

Australia.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of US$1,250,000,000 aggregate principal amount of the 5.100% Senior Notes due 2034 and US$750,000,000 aggregate principal amount of the 5.700% Senior Notes due 2054 (collectively, the “Securities”) of Woodside Finance Limited, a corporation organized under the laws of the Commonwealth of Australia (the “Company”), on Form F-3 (the “Registration Statement”), issued pursuant to the Indenture, dated as of September 12, 2024 (the “Indenture”), by and among the Company, Woodside Energy Group Ltd, a corporation organized under the laws of the Commonwealth of Australia (the “Guarantor”), and The Bank of New York Mellon, as Trustee, and guaranteed as to payment of principal and interest by the Guarantor pursuant to the guarantees contained in the Indenture relating to the Securities (the “Guarantees”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, (1) assuming the Securities have been duly authorized, executed, issued and delivered by the Company insofar as the laws of the State of Victoria and the Commonwealth of Australia are concerned, the Securities constitute valid and legally binding obligations of the Company, and (2) assuming the Guarantees have been duly authorized, executed and delivered by the Guarantor insofar as the laws of the State of Victoria and the Commonwealth of Australia are concerned, the Guarantees constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Woodside Finance Limited Woodside Energy Group Ltd	- 2 -

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities and related Guarantees.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that the Indenture has been duly authorized, executed and delivered by each of the Company and the Guarantor insofar as the laws of the Commonwealth of Australia are concerned. With respect to all matters of the laws of the State of Victoria and the Commonwealth of Australia, we have relied upon the opinion, dated September 12, 2024, of Herbert Smith Freehills, Australian legal advisor to the Company and the Guarantor, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Herbert Smith Freehills.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities and the Guarantees conform to the specimens thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K to be incorporated by reference into the Registration Statement relating to the Securities and the Guarantees filed on Form F-3 (File Nos. 333-277499 and 333-277499-01) and to the references to us under the heading “Legal matters” in the prospectus supplement, dated September 5, 2024, which supplements the prospectus, dated February 29, 2024, included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell